Exhibit (n)(3)

CONSENT OF TRUSTEE NOMINEES

July 8, 2022

The undersigned, each a Trustee Nominee for the Board of Trustees of Flat Rock Core Plus Fund (the “Fund”), hereby consents to being named as a Trustee Nominee in the Fund’s Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended, and Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940, as amended, on Form N-2, File Nos. 333-264791 and 811-23798 (the “Amendment”), and consents to all references to himself in the Amendment.

IN WITNESS WHEREOF, each of the undersigned have executed this consent as of the date first written above.

/s/R. Scott Coolidge

R. Scott Coolidge

Trustee Nominee

/s/Marshall H. Durston

Marshall H. Durston

Trustee Nominee

/s/Paul E. Finnen

Paul E. Finnen

Trustee Nominee